Exhibit 99.1

Civitas Resources Reports First Quarter 2024 Results

Permian execution delivering ahead of plan

Cumulative divestments exceed $300 million with non-core DJ Basin transactions; Maintaining full-year guidance as strong performance offsets asset sales impact

DENVER — May 2, 2024 - Civitas Resources, Inc. (NYSE: CIVI) (the "Company" or "Civitas") today reported its first quarter 2024 financial and operating results. A webcast and conference call is planned for 9 a.m. MT (11 a.m. ET) on Friday, May 3, 2024. Participation details are available in this release, and supplemental materials can be accessed on the Company's website, www.civitasresources.com.
Key First Quarter 2024 Results

Three Months Ended March 31, 2024
Net Income ($MM)	$175.8
Adjusted Net Income ($MM)(1)	$277.1
Operating Cash Flow ($MM)	$812.6
Adjusted EBITDAX ($MM)(1)	$928.2
Total Sales Volumes (MBoe/d)	335.5
Oil Volumes (MBbl/d)	156.2
Capital Expenditures ($MM)	$649.5
Adjusted Free Cash Flow ($MM)(1)	$145.6
(1) Non-GAAP financial measure; see attached reconciliation schedules at the end of this release.
Additional Highlights
•Civitas closed its previously-announced acquisition of certain oil and gas assets in the Midland Basin from Vencer Energy, LLC ("Vencer Energy") in January 2024 and assumed operatorship ahead of schedule in April. The Company assumed operatorship of its Delaware Basin assets in February 2024.
•As a result of operational efficiencies achieved in the Permian Basin, Civitas drilled three net miles (1.5 wells) and completed six net miles (3 wells) more than planned in the first quarter.
•The Company recently executed agreements to divest two non-core DJ Basin asset packages for $215 million, with total divestment proceeds now exceeding the $300 million target announced in June of last year. The assets have combined production of approximately 7 MBoe/d (~5 MBoe/d full year 2024 impact based on anticipated closing) and approximately 82,400 net operated acres. The divested acreage primarily represented Civitas' long-dated future development in its northeast extension area.
•The Company's Board of Directors declared a dividend of $1.50 per share ($0.50 per share base and $1.00 per share variable) to be paid on June 26 to shareholders of record as of June 12, 2024.
•Share repurchases during the quarter totaled $67 million, or 1,028,468 shares at an average repurchase price of $65.08 per share.

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“Civitas is off to a great start this year with strong performance across our portfolio," said CEO Chris Doyle. "This quarter was the first reporting period that all our new businesses were together, and our results highlight just the beginning of Civitas' bright future ahead. In the Permian, our execution is already unlocking value through improved cycle times and cost reductions, and in the DJ, performance continues to exceed expectations. We surpassed our goal to sell $300 million in non-core assets, and we will use the proceeds to strengthen our balance sheet and support our shareholder return program. Civitas is well positioned to create future value for our shareholders through the execution of our strategic principles: maximizing free cash flow, enhancing our strong balance sheet, returning cash to owners, and leading in ESG."
First Quarter 2024 Financial and Operating Results
Crude oil, natural gas, and natural gas liquids ("NGL") sales for the first quarter of 2024 were $1.3 billion, up 18% from the fourth quarter of 2023. The increase was primarily related to 19% higher sales volumes and slightly lower realized commodity pricing. Crude oil accounted for 81% of total revenue for the first quarter of 2024.
Sales volume for the first quarter 2024 were higher than expected at 336 MBoe/d, which benefited from continued strong well performance and accelerated turn-in-line ("TIL") timing. Compared to the fourth quarter of 2023, Permian Basin volumes were 58% higher, while DJ Basin volumes were slightly lower. The increase in Permian Basin sales volumes was primarily related to the inclusion of the Vencer Energy assets, following the closing of the acquisition on January 2, 2024. First quarter DJ Basin gas volumes were benefited by late 2023 TILs commencing production in the core of Wattenberg, while oil volumes were impacted by 1.6 MBbl/d as a result of DJ Basin barrels produced but not sold due to a new pipeline takeaway agreement and associated linefill requirements. Oil represented nearly 47% of total Company first quarter volumes, consistent with expectations.
In the first quarter of 2024, differentials for the Company's crude oil and natural gas sales volumes averaged negative $1.36 per barrel and $0.63 per thousand cubic feet, respectively. The Company's crude oil realization was in line with expectation for the quarter, while its natural gas differential was better than expectation as a result of strong Colorado Intrastate Gas pricing, which reflected local seasonal demand. NGL realizations per barrel represented 29% of West Texas Intermediate crude oil in the first quarter of 2024.

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The following table presents crude oil, natural gas, and NGL sales volumes by operating region as well as consolidated average sales prices for the periods presented:

	Three Months Ended
	March 31, 2024	December 31, 2023
Average sales volumes per day
Crude oil (Bbls/d)
DJ Basin	73,136	79,855
Permian Basin	83,025	51,813
Total	156,161	131,668
Natural gas (Mcf/d)
DJ Basin	343,740	315,112
Permian Basin	253,115	154,304
Total	596,855	469,416
Natural gas liquids (Bbls/d)
DJ Basin	38,470	40,410
Permian Basin	41,393	28,474
Total	79,863	68,884
Average sales volumes per day (Boe/d)
DJ Basin	168,896	172,784
Permian Basin	166,604	106,004
Total	335,500	278,788

Average Sales Prices (before derivatives):
Crude oil (per Bbl)	$75.69	$77.04
Natural gas (per Mcf)	$1.60	$1.83
Natural gas liquids (per Bbl)	$22.73	$17.94
Total (per Boe)	$43.49	$43.89
Realized hedging losses totaled $11 million for the first quarter of 2024, primarily a result of the Company's crude oil hedges during a period of strengthening oil prices. The Company has recently added additional crude oil, natural gas and basis hedges (Waha and CIG) to reduce revenue volatility. A complete listing of derivative positions can be found in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2024.
Total cash operating expense per Boe, including lease operating expense, gathering, transportation and processing expenses, midstream operating expense, as well as cash general and administrative (a non-GAAP measure(1)), for the first quarter of 2024 was $9.19, in the lower half of the Company's annual guidance. Lease operating expenses during the quarter benefited from the achievement of ongoing field-level synergies and optimization of chemicals in the Permian Basin.
Depreciation, depletion, and amortization averaged $15.29 per Boe during the first quarter. Exploration expense for the quarter totaled $12 million and was primarily related to the acquisition of seismic data in the Permian Basin.
As a result of the Vencer Energy acquisition that closed in January 2024, the Company recorded $23 million in transaction costs associated with legal, advisor and other associated costs. Civitas' first quarter effective income tax rate of 16.6% was impacted by deferred tax benefits from state apportionment changes as a result of the Vencer Energy asset acquisition.
As of the end of the first quarter, Civitas' financial liquidity was $1.5 billion, consisting of cash on hand and available borrowing capacity on the Company's credit facility. The Company's borrowings on its revolving credit facility was reduced $350 million from the end of 2023.
(1) Non-GAAP financial measure; see attached reconciliation schedules at the end of this release.

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First Quarter 2024 Capital Expenditures
Capital expenditures for the quarter totaled 33% of the Company's full-year 2024 expected capital. Investments in the first quarter were slightly higher than planned based primarily on accelerated drilling and completion activity in the Permian Basin and certain long-lead item purchases. In the Permian Basin, the Company drilled, completed, and turned to sales 39, 51, and 39 gross operated wells, respectively, during the quarter. In the DJ Basin, the Company drilled, completed, and turned to sales 37, 22, and 11 gross operated wells.
The Company's full-year 2024 budget is unchanged at $1.8 - $2.1 billion. Capital expenditures are anticipated to trend lower throughout the year, with an estimated 60-65% of full-year capital to be invested in the first half of the year.
The following table presents capital expenditures by operating region for the periods presented:

	Three Months Ended
	March 31, 2024	December 31, 2023
Capital Expenditures (in thousands)
DJ Basin	$262,595	$190,183
Permian Basin	386,234	279,981
Other/Corporate	703	537
Total	$649,532	$470,701
Asset Divestments
The Company recently executed agreements to divest two non-core DJ Basin asset packages totaling combined production of nearly 7 MBoe/d (40% oil) and 82,400 net operated acres, for approximately $215 million. The first of these two asset packages, which closed in late March 2024, consisted primarily of non-operated production located throughout the DJ Basin. The second asset sale package included both production and operated acreage, and the transaction is expected to close at the end of May 2024. Including non-operated acreage sold in late 2023, total asset sales from the divestment program now exceed $300 million. Annual EBITDA from the divested assets is estimated to be approximately $70 million at $75 oil.
Civitas reiterated its full-year 2024 sales volume outlook of 325 - 345 MBoe/d, with outperformance in the first quarter and an enhanced outlook for the remainder of the year offsetting the full-year impact from asset sales, which is estimated at 5 MBoe/d. The Company expects second quarter 2024 sales volumes (both oil and total equivalent) to be broadly flat with first quarter levels, before increasing in the second half of the year.
Webcast / Conference Call Information
The Company plans to host a webcast and conference call to discuss these results at 9 a.m. MT (11 a.m. ET) on Friday, May 3, 2024. The webcast will be available on the Investor Relations section of the Company’s website at www.civitasresources.com. The dial-in number for the call is 888-510-2535, with passcode 4872770.
About Civitas Resources, Inc.
Civitas Resources, Inc. is an independent, domestic oil and gas producer focused on development of its premier assets in the Denver-Julesburg (“DJ”) and Permian Basins. Civitas has a proven business model combining capital discipline, a strong balance sheet, cash flow generation and sustainable cash returns to shareholders. Civitas employs leading ESG practices and is Colorado’s first carbon neutral oil and gas producer. For more information about Civitas, please visit www.civitasresources.com.
Cautionary Statement Regarding Forward-Looking Information
Certain statements in this press release concerning future opportunities for Civitas, future financial performance and condition, guidance, and any other statements regarding Civitas’ future expectations, beliefs, plans, objectives, financial conditions, returns to shareholders, assumptions, or future events or performance that are not historical facts are “forward-looking” statements based on assumptions currently believed to be valid. Forward-looking statements are all statements other than statements of historical facts. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,”

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“potential,” “may,” “might,” “anticipate,” “likely,” “plan,” “positioned,” “strategy,” and similar expressions or other words of similar meaning, and the negatives thereof, are intended to identify forward-looking statements. Specific forward-looking statements include statements regarding the Company’s plans and expectations with respect to the future production, capital expenditures, and divestitures, and the effects of such on the Company’s results of operations, financial position, growth opportunities, reserve estimates and competitive position. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995.
These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, Civitas’ future financial condition, results of operations, strategy and plans; the ability of Civitas to realize anticipated synergies related to Civitas' recent acquisitions in the timeframe expected or at all; changes in capital markets and the ability of Civitas to finance operations in the manner expected; the effects of commodity prices; the risks of oil and gas activities; and the fact that operating costs and business disruption may be greater than expected. Additionally, risks and uncertainties that could cause actual results to differ materially from those anticipated also include: declines or volatility in the prices we receive for our oil, natural gas, and natural gas liquids; general economic conditions, whether internationally, nationally, or in the regional and local market areas in which we do business, including any future economic downturn, the impact of continued or further inflation, disruption in the financial markets, and the availability of credit on acceptable terms; the Company’s ability to identify and select possible additional acquisition and disposition opportunities; the effects of disruption of our operations or excess supply of oil and natural gas due to world health events, and the actions by certain oil and natural gas producing countries, including Russia; the ability of our customers to meet their obligations to us; our access to capital on acceptable terms; our ability to generate sufficient cash flow from operations, borrowings, or other sources to enable us to fully develop our undeveloped acreage positions; our ability to continue to pay dividends at their current level or at all; the presence or recoverability of estimated oil and natural gas reserves and the actual future sales volume rates and associated costs; uncertainties associated with estimates of proved oil and gas reserves; the possibility that the industry may be subject to future local, state, and federal regulatory or legislative actions (including additional taxes and changes in environmental, health and safety regulation and regulations addressing climate change); environmental, health and safety risks; seasonal weather conditions, as well as severe weather and other natural events caused by climate change; lease stipulations; drilling and operating risks, including the risks associated with the employment of horizontal drilling and completion techniques; our ability to acquire adequate supplies of water for drilling and completion operations; the availability of oilfield equipment, services, and personnel; exploration and development risks; operational interruption of centralized oil and natural gas processing facilities; competition in the oil and natural gas industry; management’s ability to execute our plans to meet our goals; unforeseen difficulties encountered in operating in new geographic areas; our ability to attract and retain key members of our senior management and key technical employees; our ability to maintain effective internal controls; access to adequate gathering systems and pipeline take-away capacity; our ability to secure adequate processing capacity for natural gas we produce, to secure adequate transportation for oil, natural gas, and natural gas liquids we produce, and to sell the oil, natural gas, and natural gas liquids at market prices; costs and other risks associated with perfecting title for mineral rights in some of our properties; political conditions in or affecting other producing countries, including conflicts in or relating to the Middle East (including the current events related to the Israel-Palestine conflict), South America, and Russia (including the current events involving Russia and Ukraine), and other sustained military campaigns or acts of terrorism or sabotage; the effects of any pandemic or other global health epidemic; other economic, competitive, governmental, legislative, regulatory, geopolitical, and technological factors that may negatively impact our businesses, operations, or pricing; and disruptions to our business due to acquisitions and other significant transactions. Expectations regarding business outlook, including changes in revenue, pricing, capital expenditures, cash flow generation, strategies for our operations, oil and natural gas market conditions, legal, economic, and regulatory conditions, and environmental matters are only forecasts regarding these matters.
Additional information concerning other factors that could cause results to differ materially from those described above can be found under Item 1A. “Risk Factors” and “Management’s Discussion and Analysis” sections in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, subsequently filed Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings made with the Securities and Exchange Commission.
All forward-looking statements speak only as of the date they are made and are based on information available at the time they were made. The Company assumes no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

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For further information, please contact:
Investor Relations:
Brad Whitmarsh, 832.736.8909, bwhitmarsh@civiresources.com
Kara English, 303.312.8790, kenglish@civiresources.com
Media:
Rich Coolidge, info@civiresources.com

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Schedule 1: Condensed Consolidated Statements of Operations
(in thousands, except for per share amounts, unaudited)

	Three Months Ended
	March 31, 2024	March 31, 2023
Operating net revenues:
Crude oil, natural gas, and NGL sales	$1,327,756	$654,841
Other operating income	1,447	1,181
Total operating net revenues	1,329,203	656,022
Operating expenses:
Lease operating expense	131,465	45,838
Midstream operating expense	13,561	10,061
Gathering, transportation, and processing	88,901	67,352
Severance and ad valorem taxes	101,906	52,362
Exploration	11,534	571
Depreciation, depletion, and amortization	466,840	201,303
Transaction costs	22,720	482
General and administrative expense (including $11,199 and $7,380, respectively, of stock-based compensation)	57,878	36,858
Other operating expense	7,566	138
Total operating expenses	902,371	414,965
Other income (expense):
Derivative gain (loss), net	(109,680)	25,160
Interest expense	(109,786)	(7,449)
Loss on property transactions, net	(1,430)	(241)
Other income	4,904	9,023
Total other income (expense)	(215,992)	26,493
Income from operations before income taxes	210,840	267,550
Income tax expense	(35,019)	(65,089)
Net income	$175,821	$202,461

Earnings per common share:
Basic	$1.75	$2.48
Diluted	$1.74	$2.46
Weighted-average common shares outstanding:
Basic	100,546	81,719
Diluted	101,293	82,430

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Schedule 2: Condensed Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended
	March 31, 2024	March 31, 2023
Cash flows from operating activities:
Net income	$175,821	$202,461
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	466,840	201,303
Stock-based compensation	11,199	7,380
Derivative (gain) loss, net	109,680	(25,160)
Derivative cash settlement loss, net	(11,155)	(10,550)
Amortization of deferred financing costs and deferred acquisition consideration	12,345	1,150
Loss on property transactions, net	1,430	241
Deferred income tax expense	29,994	45,953
Other, net	(1,035)	(8)
Changes in operating assets and liabilities, net	17,433	116,079
Net cash provided by operating activities	812,552	538,849
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(833,902)	—
Acquisitions of crude oil and natural gas properties	—	(30,824)
Capital expenditures for drilling and completion activities and other fixed assets	(571,577)	(250,389)
Proceeds from property transactions	92,862	5,700
Other, net	—	(94)
Net cash used in investing activities	(1,312,617)	(275,607)
Cash flows from financing activities:
Proceeds from credit facility	300,000	—
Payments to credit facility	(650,000)	—
Payment of deferred financing costs and deferred acquisition consideration	(1,368)	—
Dividends paid	(148,439)	(173,376)
Common stock repurchased and retired	(66,936)	(300,107)
Proceeds from exercise of stock options	—	440
Payment of employee tax withholdings in exchange for the return of common stock	(7,070)	(2,118)
Principal payments on finance lease obligations	(763)	—
Net cash used in financing activities	(574,576)	(475,161)
Net change in cash, cash equivalents, and restricted cash	(1,074,641)	(211,919)
Cash, cash equivalents, and restricted cash:
Beginning of period(1)	1,126,815	768,134
End of period(1)	$52,174	$556,215

(1) Includes $2.0 million of restricted cash and consists of $1.9 million of interest earned on cash held in escrow that is presented in deposits for acquisitions within the accompanying unaudited condensed consolidated balance sheets (“balance sheets”) for the period ended December 31, 2023 and $0.1 million of funds for road maintenance and repairs that is presented in other noncurrent assets within the accompanying balance sheets for all periods presented.

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Schedule 3: Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$52,070	$1,124,797
Accounts receivable, net:
Crude oil and natural gas sales	601,991	505,961
Joint interest and other	228,004	247,228
Derivative assets	10,602	35,192
Deposits for acquisitions	—	163,164
Prepaid expenses and other	62,268	68,070
Total current assets	954,935	2,144,412
Property and equipment (successful efforts method):
Proved properties	14,973,145	12,738,568
Less: accumulated depreciation, depletion, and amortization	(2,751,356)	(2,339,541)
Total proved properties, net	12,221,789	10,399,027
Unproved properties	957,403	821,939
Wells in progress	759,657	536,858
Other property and equipment, net of accumulated depreciation of $9,861 in 2024 and $9,808 in 2023	57,095	62,392
Total property and equipment, net	13,995,944	11,820,216
Derivative assets	254	8,233
Other noncurrent assets	132,890	124,458
Total assets	$15,084,023	$14,097,319
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$659,848	$565,708
Production taxes payable	411,069	421,045
Crude oil and natural gas revenue distribution payable	814,552	766,123
Derivative liability	80,614	18,096
Deferred acquisition consideration	525,627	—
Other liabilities	87,986	80,915
Total current liabilities	2,579,696	1,851,887
Long-term liabilities:
Long-term debt	4,437,624	4,785,732
Ad valorem taxes	376,261	307,924
Derivative liability	5,690	—
Deferred income tax liabilities, net	594,775	564,781
Asset retirement obligations	336,560	305,716
Other long-term liabilities	118,489	99,958
Total liabilities	8,449,095	7,915,998
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 225,000,000 shares authorized, 100,084,095 and 93,774,901 issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	5,067	5,004
Additional paid-in capital	5,402,979	4,964,450
Retained earnings	1,226,882	1,211,867
Total stockholders’ equity	6,634,928	6,181,321
Total liabilities and stockholders’ equity	$15,084,023	$14,097,319

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Schedule 4: Adjusted Net Income
(in thousands, except per share amounts, unaudited)
Adjusted net income is a supplemental non-GAAP financial measure that is used by management to present a more comparable, recurring profitability between periods. We believe that adjusted net income provides external users of our consolidated financial statements with additional information to assist in their analysis of the Company. The Company defines adjusted net income as net income after adjusting for (1) the impact of certain non-cash items and one-time transactions and correspondingly (2) the related tax effect in each period. Adjusted net income is not a measure of net income as determined by GAAP.
The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of adjusted net income.

	Three Months Ended
	March 31, 2024	December 31, 2023
Net income	$175,821	$302,867
Adjustments to net income:
Unused commitments(1)	(1,226)	1,067
Transaction costs	22,720	24,251
Loss on property transactions, net	1,430	—
Derivative (gain) loss, net	109,680	(129,881)
Derivative cash settlement loss	(11,155)	(23,339)
Total adjustments to net income before taxes	121,449	(127,902)
Tax effect of adjustments	(20,161)	25,708
Total adjustments to net income after taxes	101,288	(102,194)

Adjusted net income	$277,109	$200,673

Adjusted net income per diluted share	$2.74	$2.12

Diluted weighted-average common shares outstanding	101,293	94,519

(1) Included as a portion of other operating expense in the accompanying statements of operations.

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Schedule 5: Adjusted EBITDAX
(in thousands, unaudited)
Adjusted EBITDAX is a non-GAAP measure that represents earnings before interest, income taxes, depreciation, depletion, and amortization, exploration expense, and other non-cash and non-recurring charges. Adjusted EBITDAX excludes certain items that we believe affect the comparability of operating results and can exclude items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. We present Adjusted EBITDAX because we believe it provides useful additional information to investors and analysts, as a performance measure, for analysis of our ability to internally generate funds for exploration, development, acquisitions, and to service debt. We are also subject to financial covenants under our revolving credit facility based on Adjusted EBITDAX ratios. In addition, Adjusted EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and natural gas exploration and production industry. Adjusted EBITDAX should not be considered in isolation or as a substitute for net income, net cash provided by operating activities, or other profitability or liquidity measures prepared under GAAP. Because Adjusted EBITDAX excludes some, but not all items that affect net income and may vary among companies, the Adjusted EBITDAX amounts presented may not be comparable to similar metrics of other companies.
The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of Adjusted EBITDAX:

	Three Months Ended
	March 31, 2024	December 31, 2023
Net Income	$175,821	$302,867
Total adjustments to net income before taxes (from schedule 4)	121,449	(127,902)
Exploration	11,534	632
Depreciation, depletion, and amortization	466,840	416,634
Stock-based compensation(2)	11,199	9,354
Interest expense	109,786	90,071
Interest income(1)	(3,425)	(5,175)
Income tax expense	35,019	76,028
Adjusted EBITDAX	$928,223	$762,509

(1) Included as a portion of other income in the condensed consolidated statements of operations.
(2) Included as a portion of general and administrative expense in the condensed consolidated statements of operations.

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Schedule 6: Adjusted Free Cash Flow
(in thousands, unaudited)
Adjusted Free Cash Flow is a supplemental non-GAAP financial measure that is calculated as net cash provided by operating activities before changes in operating assets and liabilities and less exploration and development of crude oil and natural gas properties, changes in working capital related to capital expenditures, and purchases of carbon credits. We believe that Adjusted Free Cash Flow provides additional information that may be useful to investors in evaluating our ability to generate cash from our existing crude oil and natural gas assets to fund future exploration and development activities and to return cash to stockholders. Adjusted Free Cash Flow is a supplemental measure of liquidity and should not be viewed as a substitute for cash flows from operations because it excludes certain required cash expenditures.
The following table presents a reconciliation of the GAAP financial measure of net cash provided by operating activities to the non-GAAP financial measure of Adjusted Free Cash Flow:

	Three Months Ended
	March 31, 2024	December 31, 2023
Net cash provided by operating activities	$812,552	$843,188
Add back: Changes in operating assets and liabilities, net	(17,433)	(158,105)
Cash flow from operations before changes in operating assets and liabilities	795,119	685,083
Less: Cash paid for capital expenditures for drilling and completion activities and other fixed assets	(571,577)	(570,269)
Less: Changes in working capital related to capital expenditures	(77,955)	100,105
Capital expenditures	(649,532)	(470,164)
Less: Purchases of carbon credits and renewable energy credits	—	(287)
Adjusted Free Cash Flow	$145,587	$214,632

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Schedule 7: Cash General and Administrative
(in thousands, unaudited)
Cash general and administrative is a non-GAAP measure that excludes stock-based compensation, that we believe affects the comparability of operating results as it is non-cash. Cash general and administrative is a non-GAAP measure that we include in our total cash operating expense per BOE. We believe it provides useful additional information to investors and analysts, as a performance measure, for analysis of our operations.
The following table presents a reconciliation of the GAAP financial measure of general and administrative expense to the non-GAAP financial measure of cash general and administrative:

	Three Months Ended
	March 31, 2024	December 31, 2023
General and administrative expense (as reported)	$57,878	$54,524
Less: Stock-based compensation	(11,199)	(9,354)
Cash general and administrative expense	$46,679	$45,170

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